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                      MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                         MONEY MARKET SEGREGATED SUB-ACCOUNT
                               PERFORMANCE CALCULATIONS


SIMPLE YIELD CALCULATION

Simple yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit of the Money Market sub-account at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period to determine the base period return, and multiplying the base period return by 365/7. The simple yield for the Money Market segregated sub-account at December 31, 1988 is calculated as follows:

                                                        365
                   [ (1.092493 - 1.090860)/1.090860 ] * ___ = 7.81%
                                                         7

EFFECTIVE YIELD CALCULATION

Effective yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit of the Money Market sub-account at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period to determine the base period return, and then compounding the based period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result. Effective yield calculation for the Money Market segregated sub-account at December 31, 1988 is calculated as follows:

                                                      365/7
        ( [( 1.092493 - 1.090860)/1.090860] + 1.000000)     - 1.000000 = 8.11%

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations. The formula for total return is as follows:

    TOTAL RETURN = ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED
                   -------------------------------------------------
                             INITIAL AMOUNT INVESTED

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Cumulative total return is based on an initial $1,000 investment made on June 3,
1987. Using the accumulation unit value information attached, the cumulative total return at December 31, 1988 is as follows:

               ENDING VALUE                       TOTAL RETURN

                $1,092.49                1,092.49 - 1,000.00 =  9.25%
                                         -------------------
                                               1,000.00

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                           N
                                    P(1 + T) = ERV

Average annual total return for the period from June 3, 1987 to December 31, 1988 is as follows:

                          1.58
     $1,000.00  (1 + .0577)     = $1,092.49               T = 5.77%

Average annual total return for the period from January 1, 1988 to December 31, 1988 is as follows:

                         1
     $1,000.00  (1 +.0638)   = $1,063.82                  T = 6.38%

The following information is used in the total return calculations:

                                     Accumulation
             Date                     Unit Value
             ----                    ------------

           06/03/87                  $1.000000
           01/01/88                   1.026952
           12/31/88                   1.092493